EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Emerging Vision, Inc. and Subsidiaries:

We consent to the incorporation in this Form 8-K/A of Emerging Vision, Inc. of our report dated December 12, 2006, on our audit of the financial statements of Combine Optical Management Corporation for the year ended December 31, 2005.

/s/ Miller Ellin & Company, LLP
Miller Ellin & Company LLP

New York, New York

December 13, 2006